Exhibit 16.1

May 19, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 19, 2010, of Spansion Inc. and are in agreement with the statements contained in the first sentence of the first paragraph, the second, third and fourth paragraphs, and the first and second sentence of the sixth paragraph, all on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP